Exhibit 5.1

[Letterhead of Goodwin Procter LLP]

April 7, 2006

DiamondRock Hospitality Company
6903 Rockledge Drive, Suite 800
Bethesda, MD 20817

Re: Legality of Securities to be Registered Under Registration Statement on Form S-8

Ladies and Gentlemen:

          This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 1,219,000 shares (the “Shares”) of Common Stock, $0.01 par value per share, of DiamondRock Hospitality Company, a Maryland corporation (the “Company”), that may be issued pursuant to the Company’s 2004 Stock Option and Incentive Plan (the “Plan”).

          We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

          The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

          Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

          We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP